Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:

Noelle Krempasky

Assistant Vice President & Marketing Manager (570) 504.8038

noelle.krempasky@fddbank.com

Fidelity Bank Announces Retirement of Richard J. Lettieri

Dunmore, PA, May 6, 2022 - Fidelity D & D Bancorp, Inc. (NASDAQ: FDBC) (“Fidelity”), the parent bank holding company of The Fidelity Deposit and Discount Bank (“Fidelity Bank”), a  Pennsylvania state-chartered, FDIC-insured community bank and trust company headquartered in Dunmore, PA, announces the retirement of Richard J. Lettieri, Director, effective May 3, 2022.

Mr. Lettieri has served as Director of the Fidelity Deposit &  Discount Bank, a  subsidiary of Fidelity D & D Bancorp, Inc.’s Board of Directors since 2012.  Mr. Lettieri, as a retired management consultant, helped the company focus on business strategy and market development.

“On behalf of the Board of Directors, I want to thank Rich for the input, guidance, and expertise lent to the Company over the years,” remarked Brian J. Cali, Chairman of the Board. “His efforts as a Director have helped guide the Bank toward much success, and we are grateful for the contributions he’s made both personally and professionally to Fidelity.”

“Mr. Lettieri has been integral to the success of the Bank, having been a part of not one but two acquisitions, and the Bank’s continued transition toward the digital shift happening in our industry today,” said Daniel J. Santaniello, Fidelity President &  Chief Executive Officer. “I am very grateful to have had the opportunity to work alongside him.”

About Fidelity Bank

Fidelity Bank has built a strong history as trusted financial advisor to the clients served with 22 full- service offices throughout Lackawanna, Luzerne and Northampton Counties, along with the Fidelity Bank Wealth Management Minersville Office in Schuylkill County. Fidelity Bank provides a digital and virtual experience via online banking and mobile app, digital services, and digital account opening. Additionally, Fidelity Bank offers full-service Trust & Investment Departments, a Mortgage Center, and an array of personal and business banking products and services. The Company continues its mission of exceeding client expectations through a unique banking experience, providing 24 hour, 7 days a week service to clients through branch offices, online at www.bankatfidelity.com, and through the Customer Care Center at 800-388-4380.

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